Exhibit 2.1

AGREEMENT AND PLAN OF SHARE EXCHANGE

THIS AGREEMENT AND PLAN OF SHARE EXCHANGE (“Agreement”) is dated as of June 27, 2018, and is by and among Chess Supersite Corporation, a Delaware corporation (“Company”), Visava Inc., an Ontario, Canada corporation (“Visava”) and the undersigned shareholders of Visava (“Visava Shareholders”).

RECITALS

A.        The Visava Shareholders own, collectively, 100% of the issued and outstanding capital stock of Visava (“Visava Shares”), and the Visava Shareholders desire to exchange their respective amounts of the Visava Shares for Company Shares, as hereinafter defined, pursuant to the terms and conditions of this Agreement;

B.       The Company is a corporation whose shares are registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) and its common stock is currently quoted on the OTC under the symbol “CHZP” and has or will promptly take all commercially reasonable efforts and steps needed to become a listed company in Canada on the Canadian Securities Exchange.

C.       The Board of Directors of the Company has adopted resolutions approving the Company’s acquisition of the Visava Shares in exchange for the issuance of the Company Shares, as hereinafter defined, upon the terms and conditions hereinafter set forth in this Agreement (“Exchange”).

D.       The Company intends to complete the acquisition of all of the issued and outstanding Visava Shares pursuant to the exempt take-over bid exemption in section 4.9 of National Instrument 62-104 – Take-Over Bids and Issuer Bids of the Canadian securities regulators on the basis that Visava is not (a) a “reporting issuer” as defined in applicable Canadian securities laws, (b) there is no published market for the Visava Shares; and (c) Visava has not more than 50 holders of Visava Shares.

E.       It is intended that the terms and conditions of this Agreement comply in all respects with Section 368(a)(1)(B) and/or Section 351 of the Internal Revenue Code of 1986, as amended (“Code”) and the regulations corresponding thereto, so that the Exchange shall qualify as a tax-free transaction under the Code.

AGREEMENT

NOW, THEREFORE, the parties agree as follows:

I. THE EXCHANGE

1.01        Exchange. Upon the terms and subject to the conditions of this Agreement, the Visava Shareholders will sell, convey, assign and transfer to the Company the Visava Shares, and as consideration therefore, the Company will issue to the Visava Shareholders stock certificates representing 25,500,000 shares (“Company Shares”) of common stock, par value US$0.001 per share equal to approximately 46.27 % of the issued and outstanding shares of common stock of the Company as of the Closing Date to each Visava Shareholder in the amounts as set forth on the signature pages hereto. In addition to the Company Shares, the Company will issue to the Visava Shareholders Common Stock Purchase Warrants of the Company (“Company Warrants”) to purchase 25,000,000 shares of the Company’s Common Stock at an exercise price of US$0.10 per share. The Company Warrants will be in the form set forth as Exhibit A to

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this Agreement exercisable for a period of two (2) years following the Closing Date (hereinafter defined). The Company Warrants will be issued to the Visava Shareholders on a prorata basis based upon the number of Company Shares held by each Visava Shareholder. As a result of the Exchange, Visava will become a wholly owned subsidiary of the Company. The Company, for U.S. federal income tax purposes, has taken the necessary steps so that the Exchange may qualify as a tax-free transaction under Section 368(a)(1)(B) and/or Section 351 of the Code.

1.02.       Closing. Subject to the satisfaction or waiver of all of the conditions set forth in Sections 6.01 and 6.02 of this Agreement, the Closing of the Exchange (the “Closing”) shall take place on or before July 10, 2018 (the “Closing Date”) at the corporate offices of the Company in Toronto, Ontario or at such other date and/or such other place as the parties may designate. Such date is referred to herein as the “Closing Date.”

1.03.       Deliveries at Closing. At the Closing, the following shall occur:

1.03(a). The Company shall issue and deliver the Company Shares and the Company Warrants to the Visava Shareholders or their legal representative.

1.03(b). The Company shall deliver to the Visava Shareholders the following: (i) a copy of resolutions duly adopted by the Board of Directors of the Company authorizing and approving the Exchange, the issue of the Company Shares and the Company Warrants, and the execution, delivery and performance of this Agreement; (ii) board resolutions electing certain individuals to the positions with the Company as specified by the Visava Shareholders on Schedule I annexed hereto (to the extent not already serving in such capacities); (iv) all corporate records, agreements, seals and any other information reasonably requested by Visava representatives or Visava Shareholders with respect to the Company; and (v) such other documents as Visava and/or the Visava Shareholders or their respective representatives may reasonably request in connection with the transactions contemplated hereby.

1.03(c). Visava and/or the Visava Shareholders shall deliver or cause to be delivered to the Company the following: (i) the Visava Shares together with assignments, stock powers or endorsements in favor of the Company and (ii) such other documents as the Company may reasonably request in connection with the transactions contemplated hereby.

II. REPRESENTATIONS AND WARRANTIES OF VISAVA

Visava represents and warrants to the Company, subject to the disclosures contained in the relevant Schedules (the “Visava Schedules”) attached hereto, as follows as of the date of this Agreement and as of the Closing:

2.01.        Organization; Corporate Matters.

2.01(a). Visava is a company duly organized, validly existing and in good standing under the laws of the Province of Ontario, Canada. Visava has the corporate power and authority to carry on its business as presently conducted; and is licensed or qualified to do business in all jurisdictions in which the character of its properties or nature of its business requires it to be so licensed or qualified, other than such jurisdictions where the failure to be so qualified would not have a material adverse effect on its financial condition, results of operations or business.

2.01(b). The copies of the corporate documents of Visava, which have been made available to the Company prior to the Closing, are complete and correct copies as amended and in effect on the date hereof.

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2.01(c). The books and records of Visava, all of which have been made available to the Company prior to the Closing, are complete and correct in all material respects.

2.02.        Capitalization.

2.02(a). The authorized capital stock of Visava consists of Class A common and Class B common shares that are 100% owned by the Visava Shareholders. All of the issued and outstanding shares of Visava are duly authorized, validly issued, fully paid and non-assessable.

2.02(b). On the Closing Date, there shall be no pre-emptive or other rights, options, warrants, subscription rights, conversion rights, stock appreciation rights, redemption rights, or other agreements, arrangements or commitments to issue or sell any shares of Visava capital stock.

2.03.       Authority. Visava has full power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by the Board of Directors of Visava on or before the Closing Date, and no other corporate proceedings on the part Visava are necessary to authorize this Agreement and the transactions contemplated hereby in accordance with the terms hereof. A shareholders agreement dated February 9, 2018 (the “Shareholders Agreement”) among the Visava Shareholders will terminate in accordance with its terms upon “the acquisition of all of the Shares by one Shareholder”. This Agreement has been duly and validly executed and delivered by Visava and constitutes a valid and binding agreement.

2.04.       Subsidiaries and Investments. Visava owns all of the issued and outstanding shares of capital stock of Canary Rx Inc. Visava does not own any capital stock or have any interest in any other corporation, partnership or other form of business organization, except as for Canary Rx Inc.

2.05.       Financial Statements. The financial statements of Visava and its subsidiary operations (“Visava Financial Statements”), which have been made available to the Company prior to the Closing, fairly and accurately present the financial position and results of operations, on a consistent basis, as of the dates thereof and for the periods then ended, subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments which were and are not expected to have Material Adverse Effect on Visava , as defined in Section 4.01(a) below. Within 75 days of Closing, Visava shall provide to the Company audited financial statement prepared for the periods and in the form of presentation as required by the Exchange Act.

2.06       Absence of Material Changes. Since April 30, 2017, there has not been any material adverse change in the condition (financial or otherwise) of the properties, assets, liabilities or business of Visava or its subsidiaries, except changes in the ordinary course of business, which, individually and in the aggregate, have not been materially adverse, save and except (1) general market conditions that may have effected similar size non-license producers, and (2) that the cash resources of Visava have diminished as a result of the expenses incurred to create the business to be undertaken by Visava.

2.07.       Litigation. To the best knowledge of Visava, (a) neither Visava nor any of its subsidiaries is subject to any judgment, order, decree or stipulation of any court or quasijudicial or administrative agency of any jurisdiction, domestic or foreign, and (b) there is no litigation, proceeding or investigation pending or threatened against Visava or any of its subsidiaries affecting any of its respective properties or assets, or against any officer, director or shareholder of Visava, that might result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs or condition of Visava or its

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properties or assets, or that might call into question the validity of this Agreement, or any action taken or to be taken pursuant hereto.

2.08.       Disclosure. To the best knowledge of Visava, neither this Agreement, the Visava Financial Statements nor any other agreement, document, or certificate furnished to the Company by or on behalf of Visava in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not false or misleading.

2.09       Exempt Take-over Bid Exemption. Visava is not a “reporting issuer” as defined in applicable Canadian securities laws, (a) there is no published market for the Visava Shares; and (b) Visava has not more than 50 holders of Visava Shares issued and outstanding.

III. REPRESENTATIONS AND WARRANTIES OF THE VISAVA SHAREHOLDERS

Each of the Visava Shareholders, severally and not jointly, hereby represents and warrants to the Company as follows as of the date of this Agreement and as of the Closing Date:

3.01. Ownership of the Visava Shares. Each Visava Shareholder owns, beneficially and of record, good and marketable title to the Visava Shares owned by each such Shareholder, free and clear of all security interests, liens, adverse claims, encumbrances, equities, proxies, options or, upon completion of the Exchange, shareholders’ agreements. At the Closing, each Visava Shareholder will convey to the Company good and marketable title to the Visava Shares owned by each such Visava Shareholder, free and clear of any security interests, liens, adverse claims, encumbrances, equities, proxies, options, shareholders’ agreements or restrictions.

3.02.       Authority. This Agreement has been duly and validly executed and delivered by each Visava Shareholder and constitutes a valid and binding agreement, enforceable against each such Visava Shareholder in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

3.03. U.S. Visava Shareholders. Each Visava Shareholder who is resident in the United States hereby represents that (i) it is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act (“U.S. Accredited Investors”) and is acquiring the Company Shares, for its own account and not with a view to resale, distribution or other disposition of any of the Company Shares in violation of United States federal or state securities laws; and acknowledges that they are not participating in the Exchange as a result of any “general solicitation” or “general advertising” (as those terms are used in Regulation D under the Securities Act), including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or on the Internet, or broadcast over radio, television or on the Internet, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

3.04.       Restricted Securities. Each Visava Shareholder acknowledges that the Company Shares owned by each such Visava Shareholder will not be registered pursuant to the Securities Act of 1933, as amended (“Securities Act”), or any applicable state securities laws, and that such Company Shares will be characterized as “restricted securities” under Rule 144 promulgated under the Securities Act, and that under such laws and applicable regulations such Company Shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom. In this regard, such Visava Shareholder is familiar with Rule 144 promulgated under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

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3.05       Non-US Resident Investors; Regulation S Compliance

(a)        EachVisava Shareholder who is not a resident of the United States represents that they are not a U.S. Person, as defined in Section 902 (k) of Regulation S as promulgated under the Securities Act. At the time of the negotiation of this Agreement, each non-U.S. resident Visava Shareholder was outside the United States and is outside the United States as of the date of the execution and delivery of this Agreement. Each such Visava Shareholder is acquiring the Company Shares for their own account and not for the account of any other person.

(b)        Any offers and resales of any shares of the Company Shares by a Visava Shareholder who is not a U.S. Person shall be made in compliance with any applicable securities laws of any applicable jurisdiction or pursuant to the registration requirements of the 1933 Act or pursuant to an exemption from registration. None of the Company Shares has been, or will be, encumbered, offered, sold or otherwise transferred to, or for the account or benefit of, a U.S. Person or within the United States until after the end of a 6-month distribution compliance period beginning on the later of (x) the date of the Closing or (y) the date the first offer of the Company Shares was made, as calculated under Regulation S and certified by the Visava Shareholder to the Company and thereafter only pursuant to a registration statement or applicable exemption from the registration requirements of the Securities Act.

3.06.        Investment Experience of Visava Shareholders. Each Visava Shareholder is able to bear the economic risk of acquiring the Company Shares to be issued in exchange of the Visava Shares owned by each such Visava Shareholder pursuant to the terms of this Agreement, including a complete loss of each such Visava Shareholder’s investment in such Company Shares. Each Visava Shareholder is acquiring Company Shares for his, her or its own account, and not with a view toward resale or distribution thereof.

3.07.        Legend and Resale Restrictions. Each Visava Shareholder acknowledges that the certificate(s) representing such Visava Shareholder’s pro rata portion of the Company Shares, the Company Warrants and any shares of common stock of the Company purchased upon the exercise of the Company Warrants will each prominently set forth on the face or back thereof a legend in substantially the following form:

THE SECURITIES REPRESENTED HEREBY [if for Warrants shall also include: AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF] HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING OR OTHERWISE HOLDING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE ISSUER (THE “COMPANY”) THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED, DIRECTLY OR INDIRECTLY, ONLY (A) TO THE COMPANY; (B) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS; (C) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT, IF AVAILABLE, AND IN COMPLIANCE WITH APPLICABLE LOCAL LAWS AND REGULATIONS; (D) PURSUANT TO THE EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 OR RULE 144A THEREUNDER, IF AVAILABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OF THE UNITED STATES; OR (E) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS OF THE UNITED STATES AND, IN THE CASE OF PARAGRAPH (D) OR (E) ABOVE, IF REASONABLY REQUIRED BY THE

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COMPANY, THE SELLER HAS FURNISHED TO THE COMPANY OR THE COMPANY HAS OBTAINED AN OPINION OF COUNSEL OF RECOGNIZED STANDING OR OTHER EVIDENCE IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY TO SUCH EFFECT.HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

[if a Warrant: “THIS WARRANT MAY NOT BE EXERCISED BY OR ON BEHALF OF, OR FOR THE ACCOUNT OR BENEFIT OF, A PERSON IN THE UNITED STATES UNLESS THE COMMON SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS IS AVAILABLE.”]

Each Visava Shareholder further acknowledges that any future open market sales by them of the Company Shares and any shares of the common stock of the Company purchased upon the exercise of the Company Warrants will be subject to the requirements of Rule 144 under the Securities Act. Each Visava Shareholder also acknowledges that the Company Shares issued in exchange for Visava Shares will be subject to resale restrictions pursuant to applicable Canadian securities laws. If any of the Company Shares, Company Warrants or underlying Company Shares (upon permitted exercise, if any, of the Company Warrants) are being sold in accordance with Regulation S, this legend may be removed by providing a customary declaration to the Company and transfer agent, if applicable, in the form as the Company may prescribe from time to time, together with any other evidence, which may include only in unusual circumstances an opinion of counsel of recognized standing reasonably satisfactory to the Company and/or transfer agent, to the effect that the legend is no longer required under applicable requirements of the U.S. Securities Act.

IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Visava and the Visava Shareholders subject to the disclosures contained in the relevant Schedules (the “Company Schedules”) attached hereto, as follows, as of the date of this Agreement and as of the Closing:

4.01.        Organization; Corporate Matters.

4.01(a). The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The Company has the corporate power and authority to carry on its business as presently conducted; and is licensed or qualified to do business in all jurisdictions in which the character of its properties or nature of its business requires it to be so licensed or qualified, other than such jurisdictions where the failure to be so qualified would not have a Material Adverse Effect on the Company. As used in this Agreement, “Material Adverse Effect” means, when used with respect to the Company or Visava, as the case may be, any event, occurrence, fact, condition, change or effect, which, individually or in the aggregate, would reasonably be expected to be materially adverse to the business, operations, properties, assets, condition (financial or otherwise), or operating results of the Company or Visava and its subsidiaries, as the case may be, in each case taken as a whole, or materially impair the ability of the Company, on the one hand, or Visava or the Visava Shareholders, on the other hand, to perform their respective obligations under this Agreement, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement, or (ii) changes in the United States securities markets generally.

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4.01(b). The Company has good and marketable title to its properties and other assets (other than property or an asset as to which the Company is a lessee, in which case it has a valid leasehold interest), except for encumbrances against such assets in respect of security interests granted in the ordinary course of business.

4.01(c). The copies of the Articles of Incorporation and the Bylaws of the Company, which have been made available to Visava prior to the Closing, are complete and correct copies as amended and in effect on the date hereof. The Company is not in default under or in violation of any provision of its Articles of Incorporation or Bylaws or other organizational documents in any material respect.

4.01(d). The books and records of the Company, all of which have been made available to Visava prior to the Closing, are complete and correct in all material respects

4.01(e). The Company is not in any default or in violation of any restriction, lien, encumbrance, indenture, contract, lease, sublease, loan agreement, note or other obligation or liability by which it is bound or to which any of its assets is subject.

4.01(f). The Company: (i) is in compliance with all United States federal and state employment laws and employment practices; (ii) is not engaged in unfair labor practices; and (iii) has no collective bargaining or labor union of employees.

4.01(g). The Company is not insolvent, has not committed any acts of bankruptcy or had a receiver appointed on any of its assets.

4.02.        Capitalization.

4.02(a). The authorized capital stock of the Company consists of 20,000,000,000 shares of Common Stock and 20,000,000 shares of Preferred Stock, of which 29,600,669 shares of Common Stock are issued and outstanding and 1,000,000 shares of Preferred Stock are issued and outstanding. When issued, the Company Shares will be duly authorized, validly issued, fully paid and non-assessable.

4.02(b). All of the issued and outstanding shares of Common Stock of the Company immediately prior to the Exchange are duly authorized, validly issued, fully paid and non-assessable and free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive right or rights of first refusal created by statute, the Articles of Incorporation, as amended or any agreements to which the Company is a party or by which it is bound.

4.03.       Authority. The Company has full power and authority to enter into this Agreement and all agreements, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement (collectively, the “Transaction Documents” to which the Company is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the Transaction Documents by the Company and the consummation by the Company   of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate or other action of the Company, and no other corporate or other proceedings on the part of the Company   is necessary to authorize this Agreement or the Transaction Documents or to consummate the transactions contemplated hereby and thereby. This Agreement constitutes the valid and legally binding obligation of the Company and is enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally.

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4.04.       Litigation. There is no action, suit, proceeding or investigation (“Action”) pending or, to the knowledge of the Company, currently threatened against the Company or any of its affiliates, that may affect the validity of this Agreement or the Transaction Documents or the right of the Company to enter into this Agreement and the Transaction Documents or to consummate the transactions contemplated hereby or thereby. There is no Action pending or, to the knowledge of the Company, currently threatened against the Company or any of its affiliates, before any court or by or before any governmental body or any arbitration board or tribunal, nor is there any judgment, decree, injunction or order of any court, governmental department, commission, agency, instrumentality or arbitrator against the Company or any of its affiliates. Neither the Company nor any of its affiliates is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no Action by the Company or any of its affiliates relating to the Company currently pending or which the Company or any of its affiliates intends to initiate.

4.05.       Financial Statements; SEC Filings.

4.05(a). The Company’s consolidated financial statements (“Company Financial Statements”) contained in its periodic reports filed with the Securities and Exchange Commission (the “SEC”) have been prepared in accordance with generally accepted accounting principles applicable in the United States of America (“U.S. GAAP”) applied on a consistent basis throughout the periods indicated, except that those Company Financial Statements that are not audited do not contain all footnotes required by U.S. GAAP. The Company Financial Statements fairly present the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. Except as set forth in the Company Financial Statements, the Company has no material liabilities (contingent or otherwise). The Company is not a guarantor or indemnitor of any indebtedness of any other person, entity or organization. The Company maintains a standard system of accounting established and administered in accordance with U.S. GAAP.

4.05(b). The Company has timely made all filings with the SEC that it has been required to make under the Securities Act and the Exchange Act and will continue to make such filings for a period of not less than two years from the Closing Date.

4.05(c). There has been no material adverse change in the condition (financial or otherwise), assets, liabilities, operations, earnings or business of the Company since the most recently filed Company Financial Statements;

4.06.       Consents and Approvals; No Conflict. Except for applicable requirements of federal securities laws and state securities or blue-sky laws, no filing with, and no permit, authorization, consent or approval of, any third party, public body or authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the Articles of Incorporation or Bylaws of the Company, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which the Company is a party or by which they any of their properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, or any of their properties or assets, (d) conflict with, result in a breach of, constitute a default under or accelerate the performance required by or result in the suspension, cancellation, material alteration or creation of an encumbrance upon any material agreement, license, permit or authority to which the Company is a party or by which

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the Company is bound or to which any material assets or property of the Company is subject, or (e) violate any provision of law or regulation or any judicial or administrative order, award, judgment or decree applicable to the Company, except in the case of clauses (b) (c), (d) and (e) for violations, breaches or defaults which are not in the aggregate material to the Company.

4.07         Duly Authorized. The issuance of the Company Shares has been duly authorized and, upon delivery to Visava Shareholders, of certificates therefor in accordance with the terms of this Agreement, the Company Shares will be validly issued, fully paid, and nonassessable, will have the rights, preferences and privileges specified, will be free of preemptive rights, and will be free and clear of all liens and restrictions, other than restrictions on transfer imposed by this Agreement and any applicable securities laws and the regulations and rules promulgated thereunder.

4.08.        Taxes. The Company has duly filed on a timely basis all material tax returns required to be filed by it and has paid all taxes which are due and payable and has paid all assessments and reassessments, and all other taxes, governmental charges, penalties, interest and fines due and payable on or before the date hereof, and adequate provision has been made for taxes payable for the current period for which tax returns are not yet required to be filed. There are no actions, suits, or claims asserted or assessed against the Company in respect of taxes, governmental charges or assessments, nor are any matters under discussion with any governmental authority relating to taxes, governmental charges or assessments asserted by such governmental authority. The Company has withheld from each payment made by it to any person and remitted to the proper tax and other receiving offices within the time required all income tax and other deductions required to be withheld from such payments.

4.09.        Compliance with Securities Laws. The Company has in all respects complied with applicable securities laws in connection with this Agreement and the transactions contemplated hereunder.

4.09(a). None of the Company, its affiliates nor any person acting on its or their behalf has taken or will take any action that would cause either the exemption from registration under Rule 506(b) of Regulation D and/or Section 4(a)(2) of the Securities Act for the offer and sale of the Company securities in the Exchange to, or for the account or benefit of, persons in the United States or U.S. Persons or the exclusion from registration under Regulation S for the offer and sale of the Company securities in the Exchange to, or for the account or benefit of, persons outside the United States that are not U.S. Persons to be unavailable.

4.09(b). The Company will use its reasonable efforts within prescribed time periods, prepare and file any forms or notices required to be filed under the Securities Act or applicable state securities laws in connection with the offer and sale of the Company securities in the Exchange to, or for the account or benefit of, persons in the United States or U.S. Persons.

4.10.        Subsidiaries. The Company has no subsidiaries and does not own nor have any obligation to acquire any securities or assets of any other person.

V. COVENANTS AND AGREEMENTS OF THE PARTIES EFFECTIVE PRIOR TO CLOSING

5.01.        Post-Closing Financing by the Company. The Company will provide Visava with working capital of not less than $7,300,000 Canadian based on Visava project schedules and budgets to be developed and agreed to by the Company and Visava. The Company and Visava will agree upon all Visava purchasing plans and ongoing project schedules.

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VI. CONDITIONS TO CLOSING

6.01.       Conditions to Obligations of Visava and Visava Shareholders. The obligations of Visava and the Visava Shareholders under this Agreement shall be subject to each of the following conditions:

6.01(a). The Company shall have delivered or caused to be delivered the items listed in Sections 1.03(a) and 1.03(b).

6.01(b). The representations and warranties of the Company contained herein shall be true in all material respects at the Closing with the same effect as though made at such time, except for those representations and warranties made as of a particular date which shall be true and correct as of such date. The Company shall have performed in all material respects all of their respective obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing.

6.01(c). As of the Closing Date, the Company shall be current in the filing of all of its Public Reports and shall continue to timely make all filings and reports with the SEC that it has been required to make under the Securities Act and the Exchange Act for a period of not less than two years from the Closing Date.

6.01(d). No injunction or restraining order shall be in effect, and no action or proceeding shall have been instituted and, at what would otherwise have been the Closing, remain pending before a court to restrain or prohibit the transactions contemplated by this Agreement.

6.01(e). All statutory requirements for the valid consummation by the Company of the transactions contemplated by this Agreement shall have been fulfilled. All authorizations, consents and approvals of, filings with and notices to any governmental body, court, agency, official or authority and other persons required to be obtained in order to permit consummation by the Company of the transactions contemplated by this Agreement shall have been obtained.

6.01(f). There shall not be or exist any change, effect, event, circumstance, occurrence or state of facts that has had, has or which reasonably could be expected to have a Material Adverse Effect on the Company.

6.01(g). The Company has or will promptly take all commercially reasonable efforts and steps needed to become a listed company in Canada on the Canadian Securities Exchange.

6.02.       Conditions to Obligations of the Company. The obligations of the Company under this Agreement shall be subject to the following conditions:

6.02(a). Visava and/or the Visava Shareholders shall have delivered or caused to be delivered the items listed in Section 1.03(c).

6.02(b). The representations and warranties of Visava and each of the Visava Shareholders contained herein shall be true in all material respects at the Closing with the same effect as though made at such time, except for those representations and warranties made as of a particular date which shall be true and correct as of such date. Visava and each of the Visava Shareholders shall have performed in all material respects all of their respective obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing.

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6.02(c). No injunction or restraining order shall be in effect, and no action or proceeding shall have been instituted and, at what would otherwise have been the Closing, remain pending before a court to restrain or prohibit the transactions contemplated by this Agreement.

6.02(d). All statutory requirements for the valid consummation by Visava and each of the Visava Shareholders of the transactions contemplated by this Agreement shall have been fulfilled. All authorizations, consents and approvals of, filings with and notices to any governmental body, court, agency, official or authority and other persons required to be obtained in order to permit consummation by Visava and each of the Visava Shareholders of the transactions contemplated by this Agreement shall have been obtained.

6.02(e). There shall not be or exist any change, effect, event, circumstance, occurrence or state of facts that has had, has or which reasonably could be expected to have a Material Adverse Effect on Visava.

VII. TERMINATION

7.01.       Termination. This Agreement may be terminated at any time prior to the Closing Date as follows:

(a) by mutual consent of Visava and the Company;

(b) by either Visava or the Company if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other set forth in this Agreement which breach has not been cured within five (5) business days following receipt by the breaching party of notice of such breach, or if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Exchange shall have become final and non-appealable;

(c) by either Visava or the Company if the Exchange shall not have been consummated before the ____day of July, 2018; or

(d) by either Visava or the Company in the event of a material breach by the other party that is not cured by the Closing Date.

7.02.       Effect of Termination. In the event of proper termination of this Agreement by either Visava or the Company as provided in Section 7.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto. In such event, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

7.03.       Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the transactions contemplated hereby and shall remain in full force and effect after the Closing Date.

VIII. MISCELLANEOUS

8.01.       Tax Treatment. The Exchange contemplated hereby is intended by the Company to qualify as a so-called “tax-free” reorganization and/or incorporation under the provisions of Section 368(a)(1)(B) and or Section 351 of the Code. The parties hereto acknowledge that they each have been represented by their own tax advisors in connection with this transaction; and that while neither has made

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any representation or warranty to the other with respect to the treatment of such transaction or the effect thereof under applicable tax laws, regulations, or interpretations; and that no attorney’s opinion or private letter ruling has been obtained with respect to the treatment of such transactions or the effects thereof under the Code, the Company has taken all reasonable steps to qualify the Exchange as a “tax-free” reorganization and/or incorporation under the provisions of Section 368(a)(1)(B) and or Section 351 of the Code.

8.02       Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier, mailed by registered or certified mail (postage prepaid and return receipt requested), to delivered by electronic transmission with evidence of receipt to the party to whom the same is so delivered, sent or mailed at addresses set forth below:

If to the Company:	Rubin Schindermann

Chief Executive Officer

Chess Supersite Corporation

1143 Leslie St. Suite 101

Toronto, Ontario, Canada M3C 3L8

Email: rschindermann@rogers.com

with a copy to:	Robert C. Laskowski Attorney at Law 520 SW Yamhill, Suite 600 Portland, OR 97204-1329 email: rcl@roblaw.us

If to Visava:	Randall MacLeod

President and Chief Executive Officer

Visava Inc.

385 Second Avenue

Simcoe, Ontario, Canada N4Y 4J8

with a copy to:	McCarter Grespan Beynon Weir Prof. Corp

675 Riverbend Drive, Kitchener, Ontario, Canada N2K 3S3

If to the Visava Shareholders:

c/o Randall MacLeod at the address stated above to Visava

with a copy to McCarter Grespan Beynon Weir Prof. Corp at the address above.

8.03.       Further Assurances. From time to time, at the other party’s request and without further consideration, each of the parties will execute and deliver to the others such documents and take such action as the other party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

8.04.       Parties in Interest; No Third Party Beneficiaries. Except as otherwise expressly provided herein, all the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective heirs, beneficiaries, personal and legal representatives, successors and assigns of the parties hereto. This Agreement shall not be deemed to confer upon any person not a party hereto any rights or remedies hereunder.

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8.05.       Entire Agreement; Amendments. This Agreement, including the Schedules, Exhibits and other documents and writings referred to herein or delivered pursuant hereto, which form a part hereof, contains the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by the parties or their respective successors or assigns.

8.06.        Further Assurances. Each of the parties to this Agreement shall promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and instruments as the other party may reasonably require from time to time for the purpose of giving effect to this Agreement and shall use its or their best efforts and take all such steps as may be reasonably within its power to implement to their full extent the terms of this Agreement.

8.07.       Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

8.08.       Governing Law; Venue. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the Province of Ontario, Canada without regard to its conflict of laws doctrines. Any and all actions brought under this Agreement shall be brought in the provincial or federal courts of Canada sitting in Toronto, Ontario each party hereby waives any right to object to the convenience of such venue.

8.09       Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify this Agreement to preserve each party’s anticipated benefits under this Agreement.

8.10       Separate Counsel. Each party hereby expressly acknowledges that it has been advised to seek its own separate legal counsel for advice with respect to this Agreement, and that no counsel to any party hereto has acted or is acting as counsel to any other party hereto in connection with this Agreement.

8.11       Waiver. No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party’s rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

8.12        Assignability. This Agreement, together with all other documents and instruments referred to herein, shall not be assigned by operation of law or otherwise, except as may be mutually agreed upon by the parties hereto.

8.13       Expenses. At or prior to the Closing, the parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers.

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8.14       Publicity. Except as otherwise required by law or the rules of the United States Securities and Exchange Commission and the Ontario Securities Commission to which the Company is subject so long as this Agreement is in effect, neither Visava nor the Company shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld.

8.15       Remedies.

8.15(a). Survival.  All representations, warranties, covenants, and obligations in this Agreement shall survive the completion of the transactions contemplated by this Agreement and, notwithstanding such completion, shall continue in full force and effect from and after the date of this Agreement for the applicable statute of limitations (“Survival Period”). The right to the payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired, or capable of being acquired at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to the payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

8.15(b). Breach by the Visava Shareholders. Nothing in this Section 8.15 shall limit the Company’s right to pursue any appropriate legal or equitable remedy on a several basis against any of the Visava Shareholders with respect to any damages from and after the execution of this Agreement, until the expiration of the Survival Period arising, directly or indirectly, from or in connection with: (a) any breach by any such Visava Shareholder of any representation or warranty made by such Visava Shareholder in this Agreement or in any certificate delivered by such Visava Shareholder pursuant to this Agreement or (b) any breach by such Visava Shareholder of any covenants or obligation in this Agreement required to be performed by the Visava Shareholder on or prior to the Closing Date or after the Closing Date. All claims of the Company pursuant to this Section 8.15(b) shall be brought by the Company and those persons who were stockholders of the Company immediately prior to the Closing Date. In no event shall the liability of a Visava Shareholder with respect to any claim or claims against such Visava Shareholder with respect to any matter exceed in the aggregate the current value of the Company Shares owned by such Visava Shareholder at the time that the amount of such liability is determined.

18.15(c). The undersigned each acknowledges and agrees that the representations, warranties, covenants and agreements contained herein are made by it with the intent that they may be relied upon by the their respective counsel, in determining its eligibility to participate in the transactions set forth herein, as applicable. Visava Shareholders acknowledge that they have been advised that they should consult its own counsel, accountant and other advisers as to legal, tax, business, financial and related aspects of a purchase of the transactions set forth herein, and that they are not now represented by counsel for Visava Inc. and will not be represented in the future by such counsel unless a specific engagement is subsequently executed at such time, if any.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as the date first above written.

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VISAVA SHAREHOLDERS:	CHESS SUPERSITE CORPORATION

Whose names and signatures appear on	By:
the pages attached hereto	Name: Title:	Rubin Schindermann Chief Executive Officer

VISAVA INC.

By:
	Name: Title:	Randall MacLeod President and Chief Executive Officer

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The Marven Leftick Revocable Trust

By:	Fred Sarel
Its: Trustee(s)

The Weinstein Family (2015) Trust

By:	Terry Jay
Its: Trustee(s)

The Gentry Family (2015) Trust

By:	Ruth Jay
Its: Trustee(s)

Gatestone Development Corp.

Robert Bjorn Sveinbjornson	By:
Its:

Northern Lodge, LLC	Potsdam Inc.

By:	By:
Its: Authorized Agent	Its: Authorized Agent

Jason Friesen	Alison Dudek

Shai Edelstein	Glendon Boals

Eyal Edelstein	Debbie Favento

Winston Brooks	Robb Kerr
B.D.R. Properties Ltd

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Andrew Coutts	By:
Its: Authorized Agent

TMCA Financial Services Inc.

Michael Poirier	By:
Its: Authorized Agent

Robert Frew	Adel Fortin

Andrew Burns	Geoffrey Dumel

Horticultural Solutions Inc.

By:	Sherry Tice
Its: Authorized Agent

Maurice L. Collodo	Randall MacLeod

Barbara Ellen Andrejas

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SCHEDULE I

Post-Closing Officers and Directors of the Company

Name	Position
Rubin Schindermann	Chief Executive Officer and Director

Sasha Starr	President and Director

Randall MacLeod	Director

Saul Niddam	Director

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EXHIBIT A

THE SECURITIES REPRESENTED HEREBY AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF] HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING OR OTHERWISE HOLDING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE ISSUER (THE “COMPANY”) THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED, DIRECTLY OR INDIRECTLY, ONLY (A) TO THE COMPANY; (B) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS; (C) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT, IF AVAILABLE, AND IN COMPLIANCE WITH APPLICABLE LOCAL LAWS AND REGULATIONS; (D) PURSUANT TO THE EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 OR RULE 144A THEREUNDER, IF AVAILABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OF THE UNITED STATES; OR (E) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS OF THE UNITED STATES AND, IN THE CASE OF PARAGRAPH (D) OR (E) ABOVE, IF REASONABLY REQUIRED BY THE COMPANY, THE SELLER HAS FURNISHED TO THE COMPANY OR THE COMPANY HAS OBTAINED AN OPINION OF COUNSEL OF RECOGNIZED STANDING OR OTHER EVIDENCE IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY TO SUCH EFFECT. HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT. THIS WARRANT MAY NOT BE EXERCISED BY OR ON BEHALF OF, OR FOR THE ACCOUNT OR BENEFIT OF, A PERSON IN THE UNITED STATES UNLESS THE COMMON SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS IS AVAILABLE.

WARRANT TO PURCHASE SHARES OF COMMON STOCK

CHESS SUPERSITE CORPORATION

Dated as of July___, 2018

THIS CERTIFIES THAT, for value received, _____________________, or the registered assigns (“Holder”), is entitled, subject to the provisions and upon the terms and conditions set forth herein, to purchase from CHESS SUPERSITE CORPORATION, a Delaware corporation (“Company”), shares of the Company’s Common Stock (“Shares”), in the amount, at such times and at the price per share set forth in Section 1. The term “Warrant” as used herein shall include this Warrant and any warrants delivered in substitution or exchange therefor as provided herein. This Warrant is issued in connection with the Agreement and Plan of Share Exchange dated June 27, 2018 between the Company and Visava Inc. The following is a statement of the rights of the Holder and the conditions to which this Warrant is subject, and to which Holder, by acceptance of this Warrant, agrees:

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1.       Number and Price of Shares; Exercise Period.

(a)       Number of Shares. The Holder shall have the right to purchase _______________ shares of the Common Stock of the Company, prior to, or in connection with, the expiration of this Warrant as provided in Section 8.

(b)       Exercise Price. The exercise price per Share shall initially be equal to $0.10 (Ten Cents) subject to adjustment pursuant hereto ( “Exercise Price”).

(c)       Exercise Period. This Warrant shall be exercisable, in whole or in part, at any time prior to, or in connection with, the expiration of this Warrant as set forth in Section 8.

2.       Exercise of the Warrant.

(a)       Exercise. The purchase rights represented by this Warrant may be exercised at the election of the Holder, in whole or in part, in accordance with Section 1, by:

(i)       the tender to the Company at its principal office (or such other office or agency as the Company may designate) of a notice of exercise in the form of Exhibit A (“Notice of Exercise”), duly completed and executed by or on behalf of the Holder, together with the surrender of this Warrant; and

(ii)       the payment to the Company of an amount equal to (x) the Exercise Price multiplied by (y) the number of Shares being purchased, by (a) wire transfer or certified, cashier’s or other check acceptable to the Company and payable to the order of the Company; (b) surrender and cancellation of promissory notes or other instruments representing indebtedness of the Company to the Holder; or (c) a combination of (a) and (b).

(b)       Net Issue Exercise. In lieu of exercising this Warrant pursuant to Section 2(a)(ii), if the fair market value of one Share is greater than the Exercise Price (at the date of calculation as set forth below), the Holder may elect to receive a number of Shares equal to the value of this Warrant (or of any portion of this Warrant being canceled) by surrender of this Warrant at the principal office of the Company (or such other office or agency as the Company may designate) together with a properly completed and executed Notice of Exercise reflecting such election, in which event the Company shall issue to the Holder that number of Shares computed using the following formula:

X	Y (A – B)
A

Where:

X	=	The number of Shares to be issued to the Holder

Y	=	The number of Shares purchasable under this Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being canceled (at the date of such calculation)

A	=	The fair market value of one Share (at the date of such calculation)
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B	=	The Exercise Price (as adjusted to the date of such calculation)

For purposes of the calculation above, the fair market value of one Share will be determined by the Board of Directors of the Company (“Board”), acting in good faith; provided, however, that where a public market exists for the Common Stock at the time of such exercise, the fair market value per Share shall be the volume weighted average sales price per share of the Common Stock, as reported, absent manifest error, by OTC Markets Group Inc. (“OTC BB”) or any other internationally recognized exchange or market upon which the Common Stock is then listed) for the ten (10) trading day period ending five (5) trading days prior to the date of determination of fair market value.

(c)       Stock Certificates. The rights under this Warrant shall be deemed to have been exercised and the Shares issuable upon such exercise shall be deemed to have been issued immediately prior to the close of business on the date this Warrant is exercised in accordance with its terms, and the person entitled to receive the Shares issuable upon such exercise shall be treated for all purposes as the holder of record of such Shares as of the close of business on such date. As promptly as reasonably practicable on or after such date, and in any event within thirty (30) days thereafter, the Company shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates for that number of shares issuable upon such exercise. In the event that the rights under this Warrant are exercised in part and have not expired, the Company shall execute and deliver a new Warrant reflecting the number of Shares that remain subject to this Warrant.

(d)       No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the rights under this Warrant. In lieu of such fractional share to which the Holder would otherwise be entitled, the Company shall make a cash payment equal to the Exercise Price multiplied by such fraction.

(e)       Conditional Exercise. The Holder may exercise this Warrant conditioned upon (and effective immediately prior to) consummation of any transaction that would cause the expiration of this Warrant pursuant to Section 8 by so indicating in the notice of exercise.

(f)       Automatic Exercise. If the Holder of this Warrant has not elected to exercise this Warrant prior to expiration of this Warrant pursuant to Section 8, then this Warrant shall automatically (without any act on the part of the Holder) be exercised pursuant to Section 2(b) effective immediately prior to the expiration of the Warrant to the extent such net issue exercise would result in the issuance of Shares, unless Holder shall earlier provide written notice to the Company that the Holder desires that this Warrant expire unexercised. If this Warrant is automatically exercised, the Company shall notify the Holder of the automatic exercise as soon as reasonably practicable, and the Holder shall surrender the Warrant to the Company in accordance with the terms hereof.

(g)       Reservation of Stock. The Company agrees during the term the rights under this Warrant are exercisable to reserve and keep available from its authorized and unissued shares of common stock solely for the purpose of effecting the exercise of this Warrant such number of shares as shall from time to time be sufficient to effect the exercise of the rights under this Warrant; and if at any time the number of authorized but unissued shares of common stock shall not be sufficient for purposes of the exercise of this Warrant in accordance with its terms, without limitation of such other remedies as may be available to the Holder, the Company will use its best efforts to take such corporate action as may be necessary to increase its authorized and unissued shares of its common stock to a number of shares as shall be sufficient for such purposes. The Company represents and warrants that all shares that may be issued upon the exercise of this Warrant will, when issued in accordance with the terms hereof, be validly issued, fully paid and nonassessable.

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3.       Replacement of the Warrant. Subject to the receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at the expense of the Holder shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor and amount.

4.       Transfer of the Warrant.

(a)       Warrant Register. The Company will maintain a register (“Warrant Register”) containing the name and address of the Holder or Holders. Until this Warrant is transferred on the Warrant Register in accordance herewith, the Company may treat the Holder as shown on the Warrant Register as the absolute owner of this Warrant for all purposes, notwithstanding any notice to the contrary. Any Holder of this Warrant (or of any portion of this Warrant) may change its address as shown on the Warrant Register by written notice to the Company requesting a change.

(b)       Warrant Agent. The Company may, but is not required to, appoint an agent for the purpose of maintaining the Warrant Register referred to in Section 4(a), issuing the Shares or other securities then issuable upon the exercise of the rights under this Warrant, exchanging this Warrant, replacing this Warrant or conducting related activities.

(c)       Transferability of the Warrant. Subject to the provisions of this Warrant with respect to compliance with the Securities Act of 1933, as amended (“Securities Act”) and limitations on assignments and transfers, including without limitation compliance with the restrictions on transfer set forth in Section 5, title to this Warrant may be transferred by endorsement (by the transferor and the transferee executing the assignment form attached as Exhibit B ( “Assignment Form”) and delivery in the same manner as a negotiable instrument transferable by endorsement and delivery.

(d)       Exchange of the Warrant upon a Transfer. On surrender of this Warrant (and a properly endorsed Assignment Form) for exchange, subject to the provisions of this Warrant with respect to compliance with the Securities Act and limitations on assignments and transfers, the Company shall issue to or on the order of the Holder a new warrant or warrants of like tenor, in the name of the Holder or as the Holder (on payment by the Holder of any applicable transfer taxes) may direct, for the number of shares issuable upon exercise hereof, and the Company shall register any such transfer upon the Warrant Register. This Warrant (and the securities issuable upon exercise of the rights under this Warrant) must be surrendered to the Company or its warrant or transfer agent, as applicable, as a condition precedent to the sale, pledge, and hypothecation or other transfer of any interest in any of the securities represented hereby.

(e)       Taxes. In no event shall the Company be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of any certificate in a name other than that of the Holder, and the Company shall not be required to issue or deliver any such certificate unless and until the person or persons requesting the issue thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid or is not payable.

5.       Restrictions on Transfer of the Warrant and Shares; Compliance with Securities Laws. By acceptance of this Warrant, the Holder agrees to comply with the following:

(a)       Restrictions on Transfers. Subject to Section 5(b), this Warrant may not be transferred or assigned in whole or in part without the Company’s prior written consent (which shall be

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promptly provided and not be unreasonably withheld), and any attempt by Holder to transfer or assign any rights, duties or obligations that arise under this Warrant without such written consent (which shall be promptly provided and not be unreasonably withheld) shall be void. Any transfer of this Warrant or the Shares (“Securities”) must be in compliance with all applicable federal and state securities laws. The Holder agrees not to make any sale, assignment, transfer, pledge or other disposition of all or any portion of the Securities, or any beneficial interest therein, unless and until the transferee thereof has agreed in writing for the benefit of the Company to take and hold such Securities subject to, and to be bound by, the terms and conditions set forth in this Warrant to the same extent as if the transferee were the original Holder hereunder, and

(i)       there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement, or

(ii)       (A) the Holder shall have given prior written notice to the Company of the Holder’s intention to make such disposition and shall have furnished the Company with a detailed description of the manner and circumstances of the proposed disposition and, with respect to any transfer of this Warrant, except for those dispositions set forth in Section 5(b) below, the Company shall have provided the Holder with prior written approval of such disposition (which approval shall not be unreasonably withheld, conditioned or delayed) and (B) if requested by the Company, other than as set forth in Section 5(b) below, the Holder shall have furnished the Company, at the Holder’s expense, with evidence reasonably satisfactory to the Company (including, if requested by the Company, an opinion of counsel to the Holder) that such disposition will not require registration of such Securities under the Securities Act. Upon the exercise of this Warrant, the Holder acknowledges that the Shares will be deemed “restricted securities” under the Securities Act and that, except in the case of a “Net Issue Exercise” pursuant to Section 2(b) of this Warrant, the Shares may not be sold, transferred or assigned in any manner for a period of not less than six (6) months from the date of the exercise of this Warrant unless such Shares are the subject of a registration statement under the Securities Act or such Shares are sold, transferred or assigned in compliance with Rule 144 under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 under the Securities Act, except in unusual circumstances.

(b)       Permitted Transfers. Permitted transfers include (i) a transfer not involving a change in beneficial ownership, or (ii) transactions involving the distribution without consideration of Securities by any Holder to (x) a parent, subsidiary or other affiliate of a Holder that is a corporation, (y) any of the Holder’s partners, members or other equity owners, or retired partners or members, or to the estate of any of its partners, members or other equity owners or retired partners or members, or (z) a venture capital fund that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, the Holder; provided, in each case, that the Holder shall give written notice to the Company of the Holder’s intention to effect such disposition and shall have furnished the Company with a detailed description of the manner and circumstances of the proposed disposition.

(c)       Securities Law Legend. The Securities shall (unless otherwise permitted by the provisions of this Warrant) be stamped or imprinted with a legend substantially similar to the following (in addition to any legend required by state securities laws):

THE SECURITIES REPRESENTED HEREBY [if for Warrants shall also include: AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF] HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF

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1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING OR OTHERWISE HOLDING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE ISSUER (THE “COMPANY”) THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED, DIRECTLY OR INDIRECTLY, ONLY (A) TO THE COMPANY; (B) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS; (C) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT, IF AVAILABLE, AND IN COMPLIANCE WITH APPLICABLE LOCAL LAWS AND REGULATIONS; (D) PURSUANT TO THE EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 OR RULE 144A THEREUNDER, IF AVAILABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OF THE UNITED STATES; OR (E) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS OF THE UNITED STATES AND, IN THE CASE OF PARAGRAPH (D) OR (E) ABOVE, IF REASONABLY REQUIRED BY THE COMPANY, THE SELLER HAS FURNISHED TO THE COMPANY OR THE COMPANY HAS OBTAINED AN OPINION OF COUNSEL OF RECOGNIZED STANDING OR OTHER EVIDENCE IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY TO SUCH EFFECT. HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

[if a Warrant: “THIS WARRANT MAY NOT BE EXERCISED BY OR ON BEHALF OF, OR FOR THE ACCOUNT OR BENEFIT OF, A PERSON IN THE UNITED STATES UNLESS THE COMMON SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS IS AVAILABLE.”](d)Instructions Regarding Transfer Restrictions. The Holder consents to the Company making a notation on its records and giving instructions to any transfer agent in order to implement the restrictions on transfer established in this Section 5.

(e)       Removal of Legend. The legend referring to federal and state securities laws identified in Section 5(c) stamped on a certificate evidencing the Shares and the stock transfer instructions and record notations with respect to such securities shall be removed and the Company shall issue a certificate without such legend to the holder of such securities if (i) such securities are registered under the Securities Act, or (ii) such holder provides the Company with an opinion of counsel reasonably acceptable to the Company to the effect that a sale or transfer of such securities may be made without registration or qualification.

6.        Adjustments. Subject to the expiration of this Warrant pursuant to Section 8, the number and kind of shares purchasable hereunder and the Exercise Price therefor are subject to adjustment from time to time, as follows:(a)Merger or Reorganization. If at any time there shall be any reorganization, recapitalization, merger or consolidation (“Reorganization”) involving the Company (other than as otherwise provided for herein or as would cause the expiration of this Warrant under Section 8) in which shares of the Company’s stock are converted into or exchanged for securities, cash or other property, then, as a part of such Reorganization, lawful provision shall be made so that the Holder shall thereafter be entitled to receive upon exercise of this Warrant, the kind and amount of securities, cash or

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other property of the successor corporation resulting from such Reorganization, equivalent in value to that which a holder of the Shares deliverable upon exercise of this Warrant would have been entitled in such Reorganization if the right to purchase the Shares hereunder had been exercised immediately prior to such Reorganization. In any such case, appropriate adjustment (as determined in good faith by the Board of Directors of the successor corporation) shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Holder after such Reorganization to the end that the provisions of this Warrant shall be applicable after the event, as near as reasonably may be, in relation to any shares or other securities deliverable after that event upon the exercise of this Warrant.

(b)       Reclassification of Shares. If the securities issuable upon exercise of this Warrant are changed into the same or a different number of securities of any other class or classes by reclassification, capital reorganization or otherwise (other than as otherwise provided for herein) (“Reclassification”), then, in any such event, in lieu of the number of Shares which the Holder would otherwise have been entitled to receive, the Holder shall have the right thereafter to exercise this Warrant for a number of shares of such other class or classes of stock that a holder of the number of securities deliverable upon exercise of this Warrant immediately before that change would have been entitled to receive in such Reclassification, all subject to further adjustment as provided herein with respect to such other shares.

(c)       Subdivisions and Combinations. In the event that the outstanding shares of common stock are subdivided (by stock split, by payment of a stock dividend or otherwise) into a greater number of shares of such securities, the number of Shares issuable upon exercise of the rights under this Warrant immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately increased, and the Exercise Price shall be proportionately decreased, and in the event that the outstanding shares of common stock are combined (by reclassification or otherwise) into a lesser number of shares of such securities, the number of Shares issuable upon exercise of the rights under this Warrant immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately decreased, and the Exercise Price shall be proportionately increased.

(d)       Dilutive Issuances. If and whenever on or after the date of issuance of this Warrant, the Company issues or sells, or in accordance with this Section 6(d) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding shares of Common Stock issued or deemed to have been issued or sold by the Company in connection with any Excluded Security (as defined in Section 6(d)(viii)) for a consideration per share less than a price (“Applicable Price”) equal to the Exercise Price in effect immediately prior to such issue or sale (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Exercise Price then in effect shall be reduced to an amount equal to the Applicable Price. For purposes of determining the adjusted Exercise Price under this Section 6(d), the following shall be applicable:

(i)       If the Company in any manner grants or sells any Options (as defined in Section 6(d)(vii)) and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities (a defined in Section 6(d)(vii)) issuable upon exercise of such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 6(d)(i) the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of

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any Convertible Securities issuable upon exercise of such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon granting or sale of the Option, upon exercise of the Option and upon conversion or exchange or exercise of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Exercise Price shall be made upon the actual issuance of such share of Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange or exercise of such Convertible Securities.

(ii)       If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance of sale of such Convertible Securities for such price per share. For the purposes of this Section 6(d) (ii)), the “lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion or exchange or exercise of such Convertible Security. No further adjustment of the Exercise Price shall be made upon the actual issuance of such share of Common Stock upon conversion or exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Exercise Price had been or are to be made pursuant to other provisions of this Section 6(d), no further adjustment of the Exercise Price shall be made by reason of such issue or sale.

(iii)       If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Common Stock changes at any time, the Exercise Price in effect at the time of such change shall be adjusted to the Exercise Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 6(d) (iii), if the terms of any Option or Convertible Security that was outstanding as of the date of issuance of this Warrant are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change.

(iv) In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $0.01. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the gross amount received by the Company therefor. If any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the Closing Price of such securities on the date of receipt. If any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of

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consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities will be determined in good faith by the Board of Directors of the Company within five (5) days after the occurrence of an event requiring valuation. If the Holder disagrees with the determination of the Board of Directors and gives written notice of such disagreement to the Company within ten (10) days after the occurrence of an event requiring valuation (“Valuation Event”), the fair value of such consideration will be determined within five (5) business days after the tenth day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Holder. The determination of such appraiser shall be deemed binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(v)       If the Company takes a record of the holders of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(vi)        In the event that an event would result in an adjustment to the Exercise Price under Sections 6(a), 6(b) or 6(c) and also under this Section 6(d) an adjustment shall be made under only such applicable paragraph that results in the lowest Exercise Price.

(vii) For purposes of this Section 6(d), the following capitalized terms shall have the following respective meanings when used herein:

“Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Common Stock.

“Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

(e)       Notice of Adjustments. Upon any adjustment in accordance with this Section 6, the Company shall give notice thereof to the Holder, which notice shall state the event giving rise to the adjustment, the Exercise Price as adjusted and the number of securities or other property purchasable upon the exercise of the rights under this Warrant, setting forth in reasonable detail the method of calculation of each. The Company shall, upon the written request of any Holder, furnish or cause to be furnished to such Holder a certificate setting forth (i) such adjustments, (ii) the Exercise Price at the time in effect and (iii) the number of securities and the amount, if any, of other property that at the time would be received upon exercise of this Warrant.

7.       Notification of Certain Events. Prior to the expiration of this Warrant pursuant to Section 8, in the event that the Company shall authorize:

(a)       the issuance of any dividend or other distribution on the capital stock of the Company (other than (i) dividends or distributions otherwise provided for in Section 6, (ii) repurchases of common stock issued to or held by employees, officers, directors or consultants of the Company or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase; (iii) repurchases of common stock issued to or held by employees, officers, directors or consultants of the Company or its subsidiaries pursuant to rights of first refusal or first offer

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contained in agreements providing for such rights; or (iv) repurchases of capital stock of the Company in connection with the settlement of disputes with any stockholder), whether in cash, property, stock or other securities; or

(b)       the voluntary liquidation, dissolution or winding up of the Company.

the Company shall send to the Holder of this Warrant at least ten (10) days prior written notice of the date on which a record shall be taken for any such dividend or distribution specified in clause (a) or the expected effective date of any such other event specified in clause (b). The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the consent of the Holder of this Warrant.

8.       Expiration of the Warrant. This Warrant shall expire and shall no longer be exercisable as of 5:00 p.m., Eastern Time, on the two (2) year anniversary of the date of issuance of this Warrant.

9.       No Rights as a Stockholder. Nothing contained herein shall entitle the Holder to any rights as a stockholder of the Company or to be deemed the holder of any securities that may at any time be issuable on the exercise of the rights hereunder for any purpose nor shall anything contained herein be construed to confer upon the Holder, as such, any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value or change of stock to no par value, consolidation, merger, conveyance or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or any other rights of a stockholder of the Company until the rights under the Warrant shall have been exercised and the Shares purchasable upon exercise of the rights hereunder shall have become deliverable as provided herein.

10.       Miscellaneous.

(a)       Amendments. Except as expressly provided herein, neither this Warrant nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Warrant and signed by the Company and the Holder.

(b)       Waivers. No waiver of any single breach or default shall be deemed a waiver of any other breach or default theretofore or thereafter occurring.

(c)       Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail (if to the Holder) or otherwise delivered by hand, messenger or courier service addressed:

(i)       if to the Holder, to the Holder at the Holder’s address, facsimile number or electronic mail address as shown in the Company’s records, as may be updated in accordance with the provisions hereof, or until any such Holder so furnishes an address, facsimile number or electronic mail address to the Company, then to and at the address, facsimile number or electronic mail address of the last holder of this Warrant for which the Company has contact information in its records; or

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(ii)     if to the Company, to the attention of the Chief Executive Officer of the Company at:

1131A Leslie St., Suite 101

Toronto, Ontario, Canada M3C 3L8

Email: rschindermann@rogers.com

or at such other address as the Company shall have furnished to the Holder.

Each such notice or other communication shall for all purposes of this Warrant be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered, or (ii) if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (iii) if sent by facsimile, upon confirmation of facsimile transfer or, if sent by electronic mail, upon confirmation of delivery when directed to the relevant electronic mail address. In the event of any conflict between the Company’s books and records and this Warrant or any notice delivered hereunder, the Company’s books and records will control absent fraud or error.

(d)       Governing Law. This Warrant and all actions arising out of or in connection with this Warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions of the State of Delaware, or of any other state.

(e)       Titles and Subtitles. The titles and subtitles used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant. All references in this Warrant to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

(f)       Severability. If any provision of this Warrant becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Warrant, and such illegal, unenforceable or void provision shall be replaced with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, unenforceable or void provision. The balance of this Warrant shall be enforceable in accordance with its terms.

(g)       Saturdays, Sundays and Holidays. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday, Sunday or U.S. federal holiday, then such action may be taken or such right may be exercised on the next succeeding day that is not a Saturday, Sunday or U.S. federal holiday.

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(h)       Entire Agreement. Except as expressly set forth herein, this Warrant (including the exhibits attached hereto) constitute the entire agreement and understanding of the Company and the Holder with respect to the subject matter hereof and supersede all prior agreements and understandings relating to the subject matter hereof.

The Company signs this Warrant as of the date stated on the first page.

CHESS SUPERSITE CORPORATION

By:
Name: Title:	Rubin Schindermann Chief Executive Officer

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EXHIBIT A

NOTICE OF EXERCISE

To:	CHESS SUPERSITE CORPORATION (“Company”)
Attention:	Chief Executive Officer
Holder:	_________________________
Date:	_________________________

(1)	Exercise. The undersigned elects to purchase the following pursuant to the terms of the attached warrant:

Number of shares: _________________________

Type of security: _________________________

(2)	Method of Exercise. The undersigned elects to exercise the attached warrant pursuant to:

A cash payment or cancellation of indebtedness, and tenders herewith payment of the purchase price for such shares in full, together with all applicable transfer taxes, if any.

The net issue exercise provisions of Section 2(b) of the attached warrant.

(3)	Conditional Exercise. Is this a conditional exercise pursuant to Section 2(e):

Yes               No

If “Yes,” indicate the applicable condition:

_________________________]

(4)	Stock Certificate. Please issue a certificate or certificates representing the shares in the name of:

The undersigned

Other—Name: _________________________

Address: _________________________

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(5)	Unexercised Portion of the Warrant. Please issue a new warrant for the unexercised portion of the attached warrant in the name of:

The undersigned

Other—Name: _________________________

Address: _________________________

The Holder hereby warrants and represents the following:

☐       (Check if applicable) The Holder is not in the United States at the time of the exercise, is a Non-U.S. Person as that term is used in the Agreement and Plan of Share Exchange dated June __, 2018 between the Company and Visava Inc. and represents and warrants that the exercise of the Warrants and the acquisition of the underlying Shares upon exercise thereof occurred in an “offshore transaction” (as defined under Regulation S under the United States Securities Act of 1933, as amended.

☐       (Check if applicable) The Holder is a U.S. Person and is an “accredited investor” as defined in Regulation D, Rule 501 under the Securities Act and reaffirms the representations, warranties and agreements set forth in the Exchange Agreement, as applicable, as if made on the date hereof. The undersigned hereby further acknowledges that the Company and its representatives will rely upon our confirmations, acknowledgements and agreements set forth herein, and the undersigned agrees to notify the Company in writing if any of its representations or warranties herein ceases to be accurate or complete.

HOLDER

(Print name of the warrant holder)

(Signature)

(Name and title of signatory, if applicable)

(Date)

(Email address)

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EXHIBIT B

ASSIGNMENT FORM

Assignor:	_________________________
Company:	CHESS SUPERSITE CORPORATION
Warrant:	THE WARRANT TO PURCHASE SHARES OF COMMON STOCK ISSUED ON JUNE___ , 2018 ( “WARRANT”)
Date:	_________________________

(1)	Assignment. The undersigned registered holder of the Warrant (“Assignor”) assigns and transfers to the assignee named below (“Assignee”) all of the rights of Assignor under the Warrant, with respect to the number of shares set forth below:

Name of Assignee: _________________________

Address of Assignee: _________________________

Number of Shares Assigned: _________________________

and does irrevocably constitute and appoint ______________________ as attorney to make such transfer on the books of the Company, maintained for the purpose, with full power of substitution in the premises.

(2)	Obligations of Assignee. Assignee agrees to take and hold the Warrant and any shares of stock to be issued upon exercise of the rights thereunder ( “Securities”) subject to, and to be bound by, the terms and conditions set forth in the Warrant to the same extent as if Assignee were the original holder thereof.

Assignor and Assignee are signing this Assignment Form on the date first set forth above.

ASSIGNOR	ASSIGNEE

(Print name of Assignor)	(Print name of Assignee)

(Signature of Assignor)	(Signature of Assignee)

(Print name of signatory, if applicable)	(Print name of signatory, if applicable)

(Print title of signatory, if applicable)	(Print title of signatory, if applicable)

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